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              [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]


                                                                 August 26, 1998


Mr. Abe R. Levine
Chief Financial Officer
Adams Outdoor Advertising Limited
Partnership and Adams Outdoor
Advertising, Inc.
1380 West Paces Ferry Road N.W.
Suite 170, South Wing
Atlanta, Georgia 30327


Dear Mr. Levine:


This is to confirm that the client-auditor relationship between Adams Outdoor Advertising Limited Partnership and Adams Outdoor Advertising, Inc. and KPMG Peat Marwick LLP has ceased.



                                                Very truly yours,

                                                /s/KPMG Peat Marwick LLP


cc: Chief Accountant
    Securities and Exchange Commission